Exhibit 99.1
Contacts:

William (B.J.) Lehmann, J.D. President and Chief Operating Officer Tel: (216) 431-9900 bjlehmann@athersys.com	Investor Relations: Lisa M. Wilson In-Site Communications Tel: (917) 543-9932 lwilson@insitecony.com
ATHERSYS REPORTS FIRST QUARTER 2011 RESULTS
Management to Host Conference Call at 4:30 pm Eastern Today
Cleveland, OHIO, (May 5, 2011) — Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the first quarter of 2011.
Highlights Include:
•	Initiated patient enrollment in the Phase II clinical study being conducted with Pfizer Inc., administering MultiStem® to patients suffering from ulcerative colitis;

•	Completed patient enrollment for the single dose arm of our clinical study of MultiStem administered to patients undergoing hematopoietic stem cell transplants for leukemia and related conditions;

•
Published study in the January 2011 Journal of Neuroscience, conducted by the Case Western Reserve University School of Medicine and Athersys, showing the benefit of MultiStem therapy after spinal cord injury;

•
Presented with researchers from UTHealth preclinical data at the American Heart Association International Stroke Conference illustrating multiple potential benefits of MultiStem for treating ischemic stroke;

•	Revenues increased to $3.0 million for the three months ended March 31, 2011, from $1.7 million in the comparable period in 2010;

•
Completed a registered direct offering in February 2011, generating net proceeds of $11.9 million through the issuance of common stock and warrants to purchase 0.3 of a share of common stock at an exercise price of $3.55 per share; and

•	At March 31, 2011, we had $25.3 million in cash, cash equivalents and available-for-sale securities.

“In the first quarter of 2011, we made further progress in clinical development and on other fronts,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “We began enrollment for the Phase II clinical study being conducted with Pfizer involving administration of MultiStem, our patented adult stem cells, to patients suffering from ulcerative colitis. In addition, we completed enrollment for the single ascending dose arm of our Phase I hematopoietic stem cell transplant trial of MultiStem, and we expect to announce preliminary results of this arm of the safety study, including certain clinical parameters such as the incidence of graft-versus-host disease, in the second quarter of 2011. The multiple ascending dose portion of the study continues to progress, and we expect to complete enrollment for the trial later this year.”
“We also made continued progress in our plan to launch two additional MultiStem Phase II clinical trials this year. We are working with Angiotech Pharmaceuticals, Inc. to initiate a Phase II study to evaluate the safety and efficacy of MultiStem administered to patients who have suffered a heart attack, building on the results from our Phase I trial. We are also finalizing planning and preparation of a study evaluating the safety and efficacy of MultiStem delivered intravenously to patients who have experienced an ischemic stroke. Based on our preclinical work, we believe MultiStem has the potential to provide substantial benefit to stroke victims,” concluded Dr. Van Bokkelen.
First Quarter Results
Revenues for the three months ended March 31, 2011 increased to $3.0 million from $1.7 million in the comparable period in 2010, primarily reflecting the impact of our development collaborations with Pfizer and RTI Biologics, Inc. Research and development expenses increased to $4.6 million for the three months ended March 31, 2011, from $2.8 million in the comparable period in 2010. This increase of approximately $1.8 million is related primarily to increases in clinical and preclinical development costs, personnel costs, sponsored research and patent legal fees. These increases were partially offset by a decrease in stock-based compensation expense for the three months ended March 31, 2011. General and administrative expenses decreased to $1.2 million for the three months ended March 31, 2011 from $1.4 million in the comparable period in 2010 due principally to a decrease in stock-based compensation. Other expense for the three months ended March 31, 2011 includes a milestone payment to our former lenders of $0.8 million triggered by our February 2011 registered direct offering. Of this milestone payment, 75% was settled in shares of common stock. Also included in other expense is the increase in fair value of a warrant liability in the amount of $0.3 million related to our February 2011 registered direct offering. Net loss for the three months ended March 31, 2011 increased to $3.9 million from a net loss of $2.6 million for the comparable period in 2010 primarily due to the fluctuations noted above. At March 31, 2011, we had $25.3 million in cash, cash equivalents and available-for-sale securities.
Conference Call
As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	May 5, 2011
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	58473938
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on May 19, 2011, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 58473938.

About Athersys, Inc.
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke, and inflammatory bowel disease. The Company also has developed a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE®). Athersys has forged several key strategic alliances and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.
The Athersys, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4548
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, and the prevention of graft-versus-host disease. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$25,314	$15,181
Other current assets	836	2,763
Equipment, net	957	955
Other long-term assets	28	207

Total assets	$27,135	$19,106

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$3,673	$3,297
Deferred revenue	5,466	6,804
Warrant liability	2,070	—
Total stockholders’ equity	15,926	9,005

Total liabilities and stockholders’ equity	$27,135	$19,106

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2010 has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months ended March 31,
	2011	2010
	(Unaudited)
Revenues
Contract revenue	$2,501	$1,395
Grant revenue	489	345

Total revenues	2,990	1,740

Costs and Expenses
Research and development	4,588	2,822
General and administrative	1,219	1,437
Depreciation	60	75

Total costs and expenses	5,867	4,334

Loss from operations	(2,877)	(2,594)

Interest income, net	33	61
Other expense	(1,086)	(28)

Net loss	$(3,930)	$(2,561)

Basic and diluted net loss per common share	$(0.18)	$(0.14)
Weighted average shares outstanding, basic and diluted	21,874,735	18,929,333
###